Exhibit 2.2

First Amendment
to
Asset Purchase Agreement

This First Amendment (this “Amendment”) to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of December 18, 2015, by and among Georgia-Pacific Wood Products LLC, a Delaware limited liability company (“Wood Products”), Georgia-Pacific Wood Products South LLC, a Delaware limited liability company (“Wood Products South”), Georgia-Pacific LLC, a Delaware limited liability company (“Seller Parent” and, collectively with Wood Products and Wood Products South, “Seller”); Boise Cascade Wood Products, L.L.C., a Delaware limited liability company (“Buyer”), and, as set forth in Section 10.14 of the Asset Purchase Agreement, Boise Cascade Company, a Delaware corporation (“Buyer Parent”), is made and effective as of March 31, 2016. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them by the Asset Purchase Agreement.

RECITALS

A.The Parties desire to amend certain terms of the Asset Purchase Agreement.

B.Pursuant to Section 2.3 of the Asset Purchase Agreement, the Parties wish to designate a time and date for the Closing and the Closing Date.

C.Buyer and Buyer Parent wish to waive Seller’s compliance with the covenants and obligations set forth in Section 5.1(a) of the Asset Purchase Agreement to the extent necessary or appropriate to permit Seller to (v) enter into and perform the following agreements or amendments: (i) Letter Agreement, dated March 7, 2016, between Builders First Source, Inc. and Wood Products related to that certain Distribution Agreement, dated February 13, 2012, by and between ProBuild Holdings LLC and Wood Products, and (ii) Amendment, dated January 20, 2016, and Second Amendment, dated March 18, 2016, to that certain First Amended and Restated Distribution Agreement, dated June 1, 2015, by and between Wood Products and U.S. Lumber Group, LLC; (w) transfer to the applicable customer or distributor of the Business all VMI inventory held by such customer or distributor for 120 days or more (or other relevant period, as applicable) pursuant to the applicable sales or distribution agreements (including, without limitation, the applicable agreements specified in the immediately preceding clause (v)); (x) pay, and accelerate the payment of, certain accrued wages and salaries and benefits due to certain Business Employees prior to Closing and certain accounts payable and other Liabilities of or related to the Business prior to Closing, in each case substantially consistent with the Estimated Closing Statement, (y) suspend or cease operation of the Facilities, including shipments from the Facilities to Seller’s customers, commencing on the close of business on the day immediately preceding the Closing Date and continuing through the Effective Time (as defined below), and (z) suspend, cease or limit shipments of inventory from the Facilities to VMI locations commencing on March 25, 2016 and continuing through the Effective Time (such activities as described in the foregoing clauses (v), (w), (x), (y) and (z), the “Permissible Activities”) and, in each case, to consent thereto.

D.The Parties wish to agree on the terms and conditions on which Buyer will acquire certain Inventory that, pursuant to the Asset Purchase Agreement, would otherwise be an Excluded Asset.

Now, therefore, in consideration of the covenants and agreements hereinafter set forth, the Parties agree as follows:

AMENDMENT

1.Inventory Count.

(a)Pursuant to Section 10.7 of the Asset Purchase Agreement, Section 2.5(b) thereof is hereby amended and restated in its entirety to read as follows:

Inventory Count. On the Closing Date, Seller shall (i) take a physical count of the Inventory at each of the Facilities, (ii) take a physical count of the Inventory managed by Seller’s customers through a vendor managed inventory system (“VMI”) at each applicable location, except as set forth on Schedule 11.1(h), and (iii) review reports regarding Inventory managed by Seller’s customers through a VMI for each of the locations designated for such a review on Schedule 11.1(h), in the case of each of clauses (i) through (iii), using methods consistent with its past practice with respect to the Business (including those set forth in Schedule 11.1(h)), in which count and review Buyer shall be permitted to observe and participate, which shall be the sole Inventory count and review used in connection with the preparation of the Closing Statement and otherwise in the calculation of the Net Working Capital, absent manifest error.

(b)Pursuant to Section 10.7 of the Asset Purchase Agreement, each Footnote 2 and 3 under the heading, “Overview of inventory count methodology” on the penultimate and ultimate pages of Schedule 11.1(h) of the Asset Purchase Agreement is hereby amended and restated in its entirety to read as follows:

2. GP and Boise will conduct testing and sampling of (i) all items of storeroom inventory with a value in excess of unit value of $5,000 and (ii) an additional 20 items of storeroom inventory at Thorsby (the “Thorsby Other Counted Items”) and 10 items of storeroom inventory at Roxboro (the “Roxboro Other Counted Items”), as have been agreed by the Parties as of the date hereof.
If the aggregate value of the Thorsby Other Counted Items or Roxboro Other Counted Items is within 3% or less of the aggregate value thereof for the applicable Facility as listed in the storeroom ledger for such Facility, then the applicable percentage difference, whether positive or negative, will be used to adjust proportionally the value of all other items in the storeroom ledger for such Facility that were not sampled.
If the aggregate value of the Thorsby Other Counted Items or the Roxboro Other Counted Items differs from the aggregate value thereof for the applicable Facility as listed in the storeroom ledger for such Facility by more than 3%, then, with respect to Thorsby, if applicable, the Parties will conduct testing and sampling of an additional 20 items of storeroom inventory at Thorsby and, with respect to Roxboro, if applicable, the Parties will conduct testing and sampling of additional 10 items of storeroom inventory at Roxboro, as have been agreed by the Parties as of the date hereof (such items, the “Thorsby Additional Counted Items” and the “Roxboro Additional Counted Items,” respectively). The percentage difference of the aggregate value of the Thorsby Additional Counted Items or the Roxboro Additional Counted Items, if applicable, and the aggregate value thereof for the applicable Facility as listed in the storeroom ledger for such Facility, whether positive or negative, will be used to adjust proportionally the value of all other items in the storeroom ledger for such Facility that were not sampled.
With respect to finished goods of the Business in transit (including any VMI inventory in transit), the Parties will rely on Seller’s shipping records to determine product age and volume.
3. On the Closing Date, VMI inventory (other than any VMI inventory in transit) will be counted with a physical inventory count for all locations except the Probuild Rockport, Texas location (the “Probuild Rockport Location”) and any location to which the Parties are unable to obtain access through reasonable means (any such location, a “No-Access Location”). On the Closing Date, VMI inventory at the Probuild Rockport Location and all No-Access Locations will be counted using the most recent VMI inventory report.
2.VMI Inventory Receivables.

(a)    Pursuant to Section 10.7 of the Asset Purchase Agreement, the following sentence shall be added immediately prior to the ultimate sentence of the defined term “Purchased Assets”:
For the avoidance of doubt, “Purchased Assets” shall include accounts receivable of the Business in respect of finished goods and VMI inventory that has been manufactured and sold on or prior to the Closing Date, without regard to the date of manufacture of such finished goods or VMI inventory.

(b)    Pursuant to Section 10.7 of the Asset Purchase Agreement, the following sentence shall be added immediately prior to the ultimate sentence of the defined term “Net Working Capital”:
For the avoidance of doubt, the calculation of “Net Working Capital” shall include and take into account accounts receivable of the Business in respect of finished goods and VMI inventory that has been manufactured and sold on or prior to the Closing Date, without regard to the date of manufacture of such finished goods or VMI inventory.
3.    Certain Inventory; Net Working Capital. Notwithstanding anything to the contrary set forth in the Asset Purchase Agreement (including, without limitation, the Schedules thereto) the provisions of Schedule 1 to this Amendment shall control and apply with respect to the inventory addressed thereon.
4.    Aged Facilities Inventory. Notwithstanding anything to the contrary in the Asset Purchase Agreement:
(a)    For 30 days following the Closing Date, Buyer shall at its own cost and expense hold separately in trust for the benefit of Seller finished goods located at the Facilities as of the Closing Date and manufactured 180 days or more prior to the Closing Date (the “Aged Facilities Inventory”). Such Aged Facilities Inventory shall be stored and maintained in substantially the same manner and condition as such was stored and maintained by Seller prior to the Closing Date. Buyer shall maintain the Aged Facilities Inventory free from any Lien, except those attributable to Seller, and shall not permit the use of the Aged Facilities Inventory as collateral or security for any Liability of Buyer.
(b)    On or prior to the 30th day following the Closing Date, Seller will sell or otherwise arrange for transport, from time to time, of the Aged Facilities Inventory or any portion thereof to another location or locations. Buyer shall assist Seller, at Seller’s request and expense, in loading such Aged Facilities Inventory onto trucks at the Facilities for shipment to Seller’s customers or to another location or locations as may be specified in writing by Seller from time to time. Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses that the Buyer Indemnified Parties incur that arise out of such loading of the Aged Facilities Inventory, except to the extent such Losses arise out of the gross negligence or willful misconduct of a Buyer Indemnified Party.
(c)    In furtherance of the foregoing, Buyer shall provide to Seller, its employees and representatives, reasonable access to enter the Facilities upon not less than twenty-four (24) hours’ prior written notice to inspect, alter or remove the Aged Facilities Inventory or any portion thereof.
(d)    Seller agrees that for 7 days after the Closing it shall not remove any such Aged Facilities Inventory from the Facilities. During such time Buyer may evaluate the Aged Facilities Inventory, and Seller and Buyer shall in good faith discuss the purchase by Buyer of any Aged Facilities Inventory from Seller.

5.    Use of APA Product and Code Reports. Effective upon and subject to the Closing, Seller hereby grants to Buyer a limited, non-exclusive and royalty-free license to manufacture and sell from the Facilities engineered lumber products using any of Seller’s APA quality control certifications, APA product reports, and code reports that are in effect at the time of Closing (the “Licensed Approvals”), and the duration of such Licensed Approvals shall be coterminous with the “License Term” as set forth in the Trademark License Agreement dated March 31, 2016 between Seller and Buyer. Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against all Losses that the Seller Indemnified Parties incur that arise out of the use of the Licensed Approvals after the Closing Date or from any products using the Licensed Approvals manufactured or sold after the Closing Date.
6.    Tax Representations. Pursuant to Section 10.7 of the Asset Purchase Agreement, Section 3.8 thereof is hereby amended by inserting the following new Section 3.8(e) and, in order to maintain the integrity of the Section numbering and all related cross-references in the Asset Purchase Agreement, by making corresponding changes to the numbering of existing Section 3.8(e) (and any cross references thereto):
None of the Purchased Assets being sold by Seller Parent pursuant to this Agreement is a “United States real property interest” as defined in Section 897(c) of the Code.
DESIGNATION OF CLOSING DATE AND TIME

The Parties hereby agree, pursuant to Section 2.3 of the Asset Purchase Agreement, that, subject to the prior satisfaction or waiver of the conditions set forth in Article VI of the Asset Purchase Agreement (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (i) the Closing Date shall be March 31, 2016, (ii) the Closing shall take place at 11:00 a.m. EDT on the Closing Date, and (iii) the Closing shall be deemed effective as of 11:59 p.m. EDT on the Closing Date (the “Effective Time”).

WAIVERS BY BUYER

Buyer and Buyer Parent hereby waive Seller’s compliance with the covenants and obligations set forth in Section 5.1(a) of the Asset Purchase Agreement to the extent necessary or appropriate to permit the Permissible Activities, and Buyer and Buyer Parent hereby consent to the Permissible Activities.

MISCELLANEOUS

1.No Additional Changes; Confirmation. Except as expressly set forth in this Amendment, the Parties make no other amendment, alteration or modification of the Asset Purchase Agreement. In the event of any conflict between the terms of the Asset Purchase Agreement and the terms of this Amendment, the terms of this Amendment shall control.

2.Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature delivered by facsimile or other electronic transmission will be considered an original signature.

3.Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

4.Binding Effect. This Amendment will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective authorized officers as of the date first written above.

SELLER:

GEORGIA-PACIFIC WOOD PRODUCTS LLC

By: /s/ David G. Park
   Name: David G. Park
   Title: Vice President

GEORGIA-PACIFIC WOOD PRODUCTS SOUTH LLC

By: /s/ David G. Park
   Name: David G. Park
   Title: Vice President

GEORGIA-PACIFIC LLC

By: /s/ David G. Park
   Name: David G. Park
   Title: Senior Vice President - Strategy & Business Development

[Signature Page to APA Amendment]

BUYER:

BOISE CASCADE WOOD PRODUCTS, L.L.C.

By: /s/ Dan Hutchinson
   Name: Dan Hutchinson
   Title: Executive Vice President

BUYER PARENT:

BOISE CASCADE COMPANY

By: /s/ Wayne Rancourt
   Name: Wayne Rancourt
   Title: EVP, CFO, & Treasurer

[Signature Page to APA Amendment]